THERMOGENESIS REPORTS RECORD QUARTERLY REVENUES
OF $7.2 MILLION; FULL YEAR REVENUES INCREASE 31 PERCENT

RANCHO CORDOVA, CA., (September 9, 2008)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today said that revenues in the fourth quarter of fiscal 2008 more than doubled over the same period a year ago. Separately, the Company also announced today that it has signed a distribution agreement with Celling Technologies for ThermoGenesis’ MarrowXpress™ (MXP™) product line used for isolating stem cells from bone marrow.

Revenues for the quarter ended June 30, 2008, were $7.2 million, a 104 percent increase over revenues of $3.5 million in the fourth quarter a year ago. Disposable revenues in the quarter were $4.2 million, nearly triple the $1.5 million in disposable revenue for the fourth quarter of fiscal 2007.

The Company reported a net loss of $2.5 million, or $0.04 per share, versus a net loss of $2.6 million, or $0.05 per share, in the fourth quarter of fiscal 2007. The results for both periods include stock-based compensation expense of $303,000 and $482,000, respectively.

The Company ended fiscal 2008 with $25.3 million in cash, cash equivalents and short-term investments. Total backlog at the end of the fourth quarter was $2.3 million. This compares with $2.2 million in the same period a year ago.

“ThermoGenesis ended fiscal 2008 in very strong fashion with revenue growth in the quarter driven primarily by demand for our AXP™ AutoXpress Platform (AXP™) disposable bagsets and our continued ability to improve manufacturing yields,” said Dr. William Osgood, the Company’s Chief Executive Officer. “In addition, we benefited from an increase in sales of our BioArchive® System having sold a record nine units in the fourth fiscal quarter”.

“Our growth in revenues for the quarter,” he continued, “was offset at the bottom line by a $1.0 million dollar increase in Research and Development spending year-over-year related to our veterinary stem cell initiative and salary and stock compensation charges for the newly created position Chief Technology Architect. In addition, interest income declined $265,000 versus last year due to decreased cash balances and declining interest rates.”

Osgood noted that the Company has achieved several important milestones recently, including receiving a CE-Mark enabling commercial sales of its MarrowXpress™, or MXP™, in Europe, and authorization from the FDA to initiate commercial sales of the device in the U.S. The MXP is used for concentrating stem cells from bone marrow at both the point-of-care and in a laboratory setting.

“In addition, we have appointed more than a dozen new distributors for our BioArchive System following the restructuring of our agreement with GE Healthcare, giving us distributor relationships in nearly all of our key international markets. Many of these distributors previously sold one or more of our offerings—including the BioArchive—and have established relationships in their markets,” Osgood noted.

Osgood said the Company realized a number of key accomplishments in its growth strategy during fiscal 2008, including:

•	Amending its distribution agreement with GE Healthcare and achieving higher manufacturing output of its AXP bagsets.

•	Developing and receiving regulatory approval of the MXP and initiating discussions with customers and clinical study investigators.

•	Launching Vantus™, Inc., a subsidiary that is a collaboration with the Center for Equine Health at the University of California, Davis, that will offer stem cell laboratory services and point-of-care bone marrow and peripheral blood processing products focused initially on the equine market.

•	Improving the performance of the Company’s wound care business.

•	Initiating the development of a new point-of-care stem cell processing platform to complement our MXP offering.

•	Initiating discussions with potential partners in regenerative medicine and networking with key opinion leaders in the use of stem cells for treating orthopedic, vascular, and cardiac diseases in addition to plastic surgery applications.

•	Implementing a corporate rebranding and marketing awareness program.

•	Enhancing the management team and board of directors.

“Because of our accomplishments over the past year, ThermoGenesis is well positioned to achieve a ramp in growth and increase its presence in key areas of regenerative medicine. In addition to implementing programs that are designed to expand our cord blood business, we have a number of product and market development initiatives underway that we expect will begin to contribute initial revenues from new stem cell markets during the current fiscal year,” Osgood commented.

For all of fiscal 2008, ThermoGenesis reported revenues of $21.9 million, a 31 percent increase over revenues of $16.8 million in fiscal 2007. The Company reported a net loss of $9.2 million, or $0.16 per share, compared with a net loss of $6.8 million, or $0.12 per share, in fiscal 2007. The results for both periods include stock-based compensation expense of $1.9 million and $1.1 million, respectively.

With respect to fiscal 2009, management indicated that it expects overall revenue growth to be between 30-35 percent driven in large part by increased AXP disposable bagset sales as well as new revenues from MXP, the successful launch of Vantus services, and the launch of a new point-of-care stem cell product platform. Management also expects continued gross margin improvement during the year with fourth quarter gross margin anticipated to exceed 40 percent and that operating expenses will be relatively comparable with fiscal 2008. As a result, management expects to exit the fourth fiscal quarter at break even.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (International):	412-317-0088
Conference ID#:	385107

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$4,384,000	$5,730,000
Short term investments	20,903,000	27,649,000
Accounts receivable, net	5,976,000	3,226,000
Inventory	5,131,000	5,046,000
Other current assets	367,000	415,000

Total current assets	36,761,000	42,066,000
Equipment, net	1,450,000	1,602,000
Other assets	71,000	122,000

	$38,282,000	$43,790,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,186,000	$2,074,000
Other current liabilities	2,589,000	2,233,000

Total current liabilities	6,775,000	4,307,000
Long-term liabilities	982,000	1,671,000
Stockholders’ equity	30,525,000	37,812,000

	$38,282,000	$43,790,000

	THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
	(Unaudited)
	Three Months Ended		Years Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues	$7,182,000	$3,520,000	$21,946,000	$16,751,000
Cost of revenues	4,832,000	2,596,000	14,976,000	11,554,000

Gross profit	2,350,000	924,000	6,970,000	5,197,000

Expenses:
Selling, general and administrative	2,838,000	2,817,000	10,165,000	9,630,000
Research and development	2,157,000	1,139,000	7,172,000	4,108,000

Total operating expenses	4,995,000	3,956,000	17,337,000	13,738,000
Interest and other income, net	161,000	419,000	1,186,000	1,765,000

Net loss	($2,484,000)	($2,613,000)	($9,181,000)	($6,776,000)

Basic and diluted net loss per common share	($0.04)	($0.05)	($0.16)	($0.12)

Shares used in computing per share data	55,956,452	55,369,291	55,754,578	55,169,977

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Years Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net loss	($9,181,000)	($6,776,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	543,000	549,000
Stock based compensation expense	1,921,000	1,094,000
Accretion of discount on short-term investments	(918,000)	(1,257,000)
Loss on sale/retirement of equipment	238,000	31,000
Net change in operating assets and liabilities:
Accounts receivable	(2,750,000)	547,000
Inventories	(200,000)	(2,309,000)
Other current assets	48,000	47,000
Other assets	51,000	(34,000)
Accounts payable	2,112,000	143,000
Accrued payroll and related expenses	39,000	108,000
Deferred revenue	(633,000)	(231,000)
Other current liabilities	279,000	326,000

Net cash used in operating activities	(8,451,000)	(7,762,000)

Cash flows from investing activities:
Purchase of short-term investments	(44,336,000)	(51,420,000)
Maturities of investments	52,000,000	60,500,000
Capital expenditures	(514,000)	(621,000)
Net cash provided by investing activities	7,150,000	8,459,000

Cash flows from financing activities:
Exercise of stock options	266,000	439,000
Exercise of warrants	—	1,083,000
Repurchase of common stock	(293,000)	—
Payments on capital lease obligations and note payable	(18,000)	(16,000)

Net cash (used in) provided by financing activities	(45,000)	1,506,000

Net increase (decrease) in cash and cash equivalents	(1,346,000)	2,203,000
Cash and cash equivalents at beginning of year	5,730,000	3,527,000

Cash and cash equivalents at end of year	$4,384,000	$5,730,000

Supplemental non-cash financing and investing information
Equipment acquired by not payable/capital lease	—	$17,000

Transfer of inventories to equipment	$157,000	$124,000

Transfer of equipment to inventories	$42,000	$69,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow. ThermoGenesis sells the MarrowXpress directly to global customers.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the
Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

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